Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES SECOND QUARTER DIVIDEND

GREENCASTLE, PA  June 15, 2006 – The Board of Directors of Tower Bancorp, Inc. declared a second quarter cash dividend of $.24 per share at their June 14, 2006 meeting.  The $.24 per share is 9.1% higher than the 2005 second quarter dividend. The dividend will be paid on July 21, 2006 to shareholders of record as of July 3, 2006.

Tower Bancorp, Inc. is the parent company of The First National Bank of Greencastle and The First National Bank of McConnellsburg. With assets of approximately $530 million, Tower operates 15 branch offices located in Franklin and Fulton counties in Pennsylvania and Washington County, Maryland.

Tower Bancorp, Inc., stock is traded and quoted under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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